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                                                                    Exhibit 99.1

                                                               [GRAPHIC OMITTED]

TRICORD ANNOUNCES LUNAR FLARE NAS - INDUSTRY'S FIRST `CLUSTERED' SERVER
APPLIANCE
UNIQUE AGGREGATION TECHNOLOGY EASES MANAGEMENT BURDENS, ENABLES
APPLIANCES TO GROW SEAMLESSLY WITH NO DOWNTIME

MINNEAPOLIS, MN - (DEC 11, 2000) - Tricord Systems, Inc. (Nasdaq: TRCD), today announced the introduction of its highly anticipated `clustered' server appliance, Lunar Flare(TM) NAS, to be demonstrated during a live webcast at 12:00 P.M. EST today. The first product in a family of server appliances based on revolutionary aggregation software, Lunar Flare NAS offers seamless growth and unprecedented ease of management.

Enabled by Tricord's patented Illumina(TM) aggregation software, customers can grow their storage by simply adding individual Lunar Flare NAS appliances to create a cluster, managed as a single resource. Radically easy to grow, manage and use, this unique solution allows administrators to add storage with no downtime, no user interruption and nearly effortless administration.

A scalable, reliable general file serving storage device, Lunar Flare NAS is easily deployed on a network and shared by all Windows(R) users. A single node provides 135GB of raw storage. Currently in beta testing, general availability for Lunar Flare NAS is planned for the second half of Q1, 2001.

 "We are incredibly excited to introduce Lunar Flare NAS to the market," says Tricord's Greg Dahl, vice president of marketing and business development. "Our unique technology raises the bar for easy to deploy, easy to manage network storage solutions. These features will address the single biggest challenge of storage management - growth."

Rick Bauer, CIO of the Hill School adds, "Projects such as digital video of lectures and distance learning initiatives are overwhelming our servers, and we don't have the funds for server-based storage. Tricord's Lunar Flare NAS offers us easy, affordable scalability as we grow. It's also easy to manage, which is so important for an educational institution -- our headcount is about half the average corporate IT shop."

EASY GROWTH, AUTOMATED MANAGEMENT, NO DOWNTIME
With traditional storage solutions, administrators add more storage by adding disk storage to a file server, array, or NAS subsystem. But when that system reaches maximum capacity, they are forced to add another subsystem. That means downtime to configure the new system and re-assign users and data. Tricord's Lunar Flare NAS appliance eliminates this intensive management and the associated downtime. Using Tricord's intuitive, browser-based GUI, adding an appliance to a cluster takes only moments and doesn't interrupt client access to data.



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Also, because each appliance has its own network interface and processor, a cluster provides balanced growth with performance and throughput that scale with capacity.

HIGH-END PERFORMANCE, LOW-END COST
This aggregation model also allows a very high value-add solution while maintaining a comparatively low cost through inherent fault-tolerance properties. Each 135GB Lunar Flare unit will sell for $5,700.00 - or $ .04 per MB - including 1 year warranty and service.

Because of its unique architecture, it is not necessary to build expensive hardware redundancies into the appliance. Files are protected using RAID that spans across all appliances in the cluster, as opposed to traditional RAID implementations that span drives within a device. The end result is the same level of fault tolerance as expensive storage solutions with a minimal investment.

PAY AS YOU GROW
Lunar Flare is a true `pay as you grow' solution, ideal for organizations, workgroups, corporate departments, or e-businesses that are experiencing rapid growth, yet need to keep management and equipment costs under control. Network managers are currently forced to make a choice between the significant management headaches of adding storage incrementally, or buying an expensive, high-end solution. With Lunar Flare NAS, an organization starts with a minimal investment, then simply adds more storage as it is needed. This eliminates the need for capacity planning, allowing network administrators to seamlessly and effortlessly add new appliances to grow their storage pool incrementally. In addition, Tricord is offering a `try before you buy' program, making it risk-free for organizations to see for themselves the true benefits of aggregated appliances.

BROAD FUTURE PLANS
Lunar Flare will be distributed through select channel partners and also sold directly through Tricord. Subsequent releases will include support for UNIX environments, integrated backup and enhanced management. In addition to its NAS appliance, Tricord intends to leverage Illumina software to deliver storage appliances for such applications as email, database and multimedia. Tricord will also partner with vendors building the next generation of specialized application and content appliances.

Tricord also announces that it is seeking select channel partners to distribute its unique Lunar Flare server appliances. The product's unique value proposition, simple management, and `pay as you grow' model offers channel partners the opportunity to build a solid annuity base without requiring extensive training or field support resources.


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For more information on Lunar Flare NAS, our `try before you buy program', or distribution opportunities, visit www.tricord.com.

ABOUT TRICORD
Tricord Systems, Inc. designs, develops and markets innovative server appliances for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is ideally suited for applications including general file serving, web serving, email and caching.

Founded in 1987, Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results include, without limitation, the ability of the Company to complete development and release commercially its server appliance products, the ability to enter into partner relationships or otherwise develop distribution capabilities, the market acceptance of Tricord-enabled products, the ability of the Company to protect and enforce its intellectual property rights, the ability of the Company to raise additional capital and to maintain its cost structure in accordance with its operating plan, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking information.

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For more information, please contact:
Elizabeth Hersey, Tricord Systems, Inc., Minneapolis
763-551-6609

or

Matt Harris, JWT Specialized Communications
314-432-6300